PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO. 333-36480



                        [REGIONAL BANKS HOLDRS (SM) LOGO]


                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company(1)                              Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

 AmSouth Bancorporation                                      ASO              12          NYSE
 Bank One Corporation                                        ONE              33          NYSE
 BB&T Corporation                                            BBT              10          NYSE
 Comerica Incorporated                                       CMA               5          NYSE
 Fifth Third Bancorp                                         FITB           13.5         NASDAQ
 F1eetBoston Financial Corporation(1)                        FBF              25          NYSE
 KeyCorp                                                     KEY              13          NYSE
 Marshall & Ilsley Corporation                                MI               6          NYSE
 Mellon Financial Corporation                                MEL              14          NYSE
 National City Corporation                                   NCC              18          NYSE
 Northern Trust Corporation                                  NTRS              7         NASDAQ
 Piper Jaffray                                               PJC          0.5683          NYSE
 State Street Corporation                                    STT              10          NYSE
 SunTrust Banks, Inc.                                        STI               9          NYSE
 Synovus Financial Corp.                                     SNV               8          NYSE
 The PNC Financial Services Group, Inc.                      PNC               9          NYSE
 US Bancorp                                                  USB           56.83          NYSE
 Wachovia Corporation                                         WB              41          NYSE
 Wells Fargo & Co.                                           WFC              24          NYSE

-------------------

(1) As a result of the merger of FleetBoston Financial Corporation and Bank of America, each share of FleetBoston will be exchanged for .5553 shares of Bank of America. Bank of America will replace Fleet Boston Financial Corporation as an underlying security in the Regional Bank HOLDRS as of April 1, 2004. Effective April 1, 2004, for the the 25 shares of Bank of America represented by a round-lot of 100 Regional Bank HOLDRS the Bank of New York will receive 13.8825 shares of Bank of America (NYSE ticker "BAC").

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.